Exhibit 99.1

Pineapple Express Issues Update Regarding Merger With Pineapple Ventures

Company completes 50% equity purchase of California multi-cannabis licensee

LOS ANGELES, July 9, 2019 – PINEAPPLE EXPRESS, INC. (OTC Grey: PNPL) (the “Company” or “Pineapple Express”), a publicly traded company that offers consulting, technology, investments, IP licensing, turn-key property rentals and branding concepts to businesses in the legal cannabis industry, today announced an update pertaining to a merger between Pineapple Express and Pineapple Ventures, Inc. (“PVI”).

In March of 2019, the Company announced having entered into a share exchange agreement with PVI, which holds equity in: 16 California-based cannabis retail dispensary, consumer delivery, manufacturing, cultivation, and distribution licenses; a hemp wellness product company; and profit from the sublease of a canna-business entitled warehouse in Los Angeles. Specifically, PVI owns and operates:

●	100% of a state licensed cultivation, manufacturing, and distribution licensee in Adelanto, CA;
●	30% of a state licensed retail dispensary and delivery service in Los Angeles, along with full operational management rights entitling PVI to 10% of gross revenue on all retail transactions;
●	30% of a state licensed retail dispensary and delivery service in Palm Springs, along with full operational management rights entitling PVI to 10% of gross revenue on all retail transactions;
●	30% equity stake of 2 separate state licensed manufacturing entities;
●	30% of 1 state licensed cultivation entity;
●	15% of 2 separate state licensed cultivation and manufacturing entities;
●	15% of 1 state licensed distribution entity;
●	100% of Pineapple Express Wellness, Inc., operating a nationwide Hemp CBD website at PineappleExpressWellness.com;
●	100% of Nordhoff Leases, LLC, an entity entitled to a profit for subleasing 38,000 SF of rental space to commercial cannabis licensed growers at a building In Chatsworth, CA; and
●	Interest in pending applications for retail store front licenses in Los Angeles, CA.

As detailed in the prior announcement, PVI was in the process of selling 80% of its shares to Pineapple Express in exchange for 5 million shares of the Company’s Series A Preferred Stock. At the initial closing 20% of PVI was issued to the Company with another 60% to be transferred with the completion of the merger pending certain conditions to closing. The merger would bring valuable assets, infrastructure, and other valuable resources to Pineapple Express. For more detail, that announcement can be found by clicking here. As stated in that release by CEO Shawn Credle, “It is necessary for us to ‘get a good look under the hood’, as well as to prepare the Company for the merger, prior to combining the valuable assets of both businesses into one formidable and lucrative brand…We will continue to develop and strengthen the assets at both Pineapple Express and Pineapple Ventures while steps are being taken towards satisfying closing conditions for the merger over the next few months.”

Upon further evaluation, and pursuant to an amended agreement between the parties, Pineapple Express and PVI have agreed to reduce the remaining shares to be exchanged such that Pineapple Express shall hold an aggregate 50% ownership of Pineapple Ventures and, as a result, PVI shall receive an aggregate of 2 million Series A Preferred Shares of Pineapple Express. A closing of the transaction occurred on July 5, 2019.

As part of the consideration given to PVI, any royalties based on the prior licensing agreement are waived indefinitely. Moreover, PVI and its founders whom also have an interest in Pineapple Express will continue to fund and support Pineapple Express in order to sustain the Company until it can be self-supportive.

Pineapple Express Chairman, Matthew Feinstein, further explained “Upon further discussions, the equity retained by PVI will be used to fund expansion and operations, serving as a benefit to both PVI and Pineapple Express. In addition, the restructuring is in-line with Pineapple Express’s market strategy, such that making PVI a portfolio asset instead of a controlled subsidiary made sense to all parties as part of that strategy.”

CEO Shawn Credle added, “Pineapple Express and Pineapple Ventures are working beautifully with one another and operations are in full swing on both PineappleExpress.com, featuring a wide variety of cannabis goods delivered to California Residents over the age of 21 as well as our Hemp CBD site at PineappleExpressWellness.com, which delivers hemp derived CBD nationwide. We are looking forward to issuing exciting news on our progress in the coming weeks and months.”

About Pineapple Express, Inc.

Pineapple Express, Inc. is based in Los Angeles, California. Through our operating subsidiary Pineapple Express Consulting, Inc., we provide capital to our canna-business clientele, lease real properties to those canna-businesses, and provide consulting and technology to develop, enhance, or expand existing and newly formed infrastructures. We intend to create a nationally branded chain of cannabis retail stores under the “Pineapple Express” name, which we intend to be supported by Company-owned cultivation and processing facilities and will feature products from Company-owned manufacturers. We currently engage in product licensing, leasing to and investing in existing and new canna-businesses, selling industry specific technology, and providing ancillary support services. We believe that our competitive advantages include our wealth of experience, business model, exclusive proprietary technology and intellectual property, and key industry contacts in an industry that is foreign to most. It is our expectation that these factors will set us apart from most of our competitors.

Forward-Looking Statements:

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements. These factors include uncertainties as to the application and enforcement of U.S. and state federal laws in the cannabis industry (including to the Company’s business activities and the business activities of some of its customers and counterparties), ability to attract new canna-business clientele, successfully implementing the Company’s growth strategy (including relating to the Company’s intention to create a nationally branded and vertically integrated chain of cannabis retail stores under the “Pineapple Express” name and anticipated development of Company-owned cultivation and processing facilities), dependence on key Company personnel, timing of the filing the Company’s Form 211 with FINRA and clearing related comments, obtaining approval for the Company’s common stock to be quoted on one of the three OTC Markets, changes in economic conditions, competition and other risks including, but not limited to, those described from in the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on January 23, 2018 (the “SEC”), and other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements except as may be required by law.

Company Contact:

Matthew Feinstein, Director

Pineapple Express, Inc.

Office: 877-310-PNPL